FOR IMMEDIATE RELEASE            CONTACT:     Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS ANNOUNCES UPDATE TO FINANCIAL IMPROVEMENT PLAN
Increases Annual Cost Savings from $15 Million to $22 Million
Reaffirms Previously Provided 2015 EPS Guidance
Expects to Record Non-cash Impairment Charges in Energy-related Businesses

BLOOMFIELD HILLS, Michigan, February 12, 2016 - TriMas Corporation (NASDAQ: TRS) - a diversified global manufacturer of engineered and applied products - today announced an update to its previously announced Financial Improvement Plan expected to improve the Company’s profitability, cash flow conversion and operational efficiency, and deliver increased shareholder value. The Company also provided an update on its Energy segment restructuring, as well as information related to the Company’s expected fourth quarter goodwill and intangible asset impairment charges.

“We expect to finish 2015 toward the higher end of our previously provided outlook range of $1.25 to $1.30 of diluted earnings per share (excluding Special Items), as better than expected operating performance more than offset the impact of lower than expected revenue,” said Dave Wathen, TriMas president and chief executive officer. “Given the continued weak macroeconomic environment, we expect the demand softness to continue into 2016, most notably in the industrial and energy-facing end markets. As a result, we are announcing a set of incremental actions in response to this environment, increasing our previously communicated Financial Improvement Plan by 50 percent.”
Wathen continued, “The changes we have made and are making in our organization and business processes will better enable TriMas to navigate this slowdown and provide operational efficiencies that will help us to drive our financial performance as the marketplace stabilizes and business conditions improve. We believe these steps, in addition to our outstanding brands and market positions, flexible global footprint and diverse revenue streams, will provide a solid foundation for the future.”
The Company is now targeting cost actions which are expected to yield approximately $22 million of annual savings on a full run-rate basis. The majority of the incremental cost savings are fixed cost reductions and are spread across each of the businesses. Additionally, the Company continues to focus on improved free cash flow conversion, including aggressive management of capital expenditures and working capital. The Company will provide more details on the progress of its Financial Improvement Plan on its upcoming fourth quarter earnings call scheduled for February 25, 2016.

The Company also continues the restructuring of its Energy business to improve its cost structure, including consolidating certain facilities, starting up the new, lower cost manufacturing facility in Reynosa, Mexico, and adding experienced resources to the leadership team. Actions completed to date include:

•	Consolidated its South Texas Bolt and Fitting into the main Houston facility;

•	Merged its two United Kingdom locations into one;

•	Closed its Hangzhou, China operation;

•	Consolidated its sales and service activities at two branches into a single location and eliminated another branch location through a third party distribution and manufacturing licensee agreement;

•	Started production of higher-volume products at its new Reynosa, Mexico manufacturing facility; and

•	Launched global sourcing and inventory planning initiatives focused on lowering product cost and reducing investment in inventory.

During the first nine months of 2015, the Energy segment mitigated many of the demand pressures experienced in the upstream oil and gas end markets, resulting from the decline in oil production. During fourth quarter 2015, the Energy segment experienced a greater than expected sales decline in its downstream business, primarily resulting from capital expenditure reductions and deferrals at larger refinery and chemical customers. As a result of continued expected revenue weakness in 2016, both in its upstream and downstream end markets, the Company’s restructuring initiatives will continue to focus on reducing the fixed and variable cost structures of this business to offset the margin impact associated with the expected lower sales volumes.

Given these market conditions and the decline in profitability of its energy-facing businesses, the Company expects to recognize pre-tax, non-cash goodwill and intangible asset impairment charges in the fourth quarter of 2015 of approximately $73 million in its Energy segment and approximately $3 million in its Engineered Components segment. These charges will represent a write-off of all of the goodwill in the Energy segment and the Arrow Engine business, as well as certain of the indefinite-lived intangibles related to Energy trade names no longer being used as a result of the restructuring.

“Although we expect to record impairment charges in our energy-facing businesses,” Wathen commented, “we believe these businesses are positioned for significant earnings growth when the end market begins to recover, given our reduced fixed cost structure, and leading market positions and products.”

The fourth quarter and year-end amounts in this release are preliminary and subject to change as TriMas completes its financial statements for the year ended December 31, 2015.

Notice Regarding Forward-Looking Statements
Any “forward-looking” statements contained herein, including, but not limited to, those relating to the Company’s business, financial condition or future results, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to:  the Company's leverage; liabilities imposed by the Company's debt instruments; market demand; competitive factors; supply constraints; material and energy costs; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; technology factors; litigation; government and regulatory actions; the Company's accounting policies; future trends; general economic and currency conditions; various conditions specific to the Company's business and industry; the Company’s ability to integrate Allfast and attain the expected synergies, including that the acquisition is accretive; the Company’s ability to attain the Financial Improvement Plan targeted savings and free cash flow amounts; the finalization of the Company’s financial statements for the year ended December 31, 2015; future prospects of the Company; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into four reportable segments: Packaging, Aerospace, Energy and Engineered Components. TriMas has approximately 4,000 employees at more than 50 facilities in 16 countries. For more information, visit www.trimascorp.com.

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